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                                                                 Exhibit 4(e)(i)

                     3% ANNUAL GUARANTEE DEATH BENEFIT RIDER

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RIDER SECTION 1.                    GENERAL INFORMATION

1.1 WHAT IS OUR AGREEMENT WITH      Our agreement with you includes this rider
    YOU?                            as a part of the contract to which it is
                                    attached. The provisions of the contract apply to this rider unless they conflict with the rider. If there is a conflict, the rider provision will apply. The issue date for this rider is the same issue date as the contract to which it is attached.

                                    We promise to provide the death benefit
                                    described in this rider as long as the
                                    contract and this rider are in force and all the terms and conditions of this rider are met.

1.2 WHAT IS THE BENEFIT PROVIDED    This rider provides a 3% annual guarantee
    BY THIS RIDER?                  death benefit during the accumulation
                                    period.

1.3 WHEN WILL THIS RIDER            This rider will terminate on the earliest
    TERMINATE?                      of:

                                         a.)  the date death proceeds become
                                              payable

                                         b.)  the payout date;

                                         c.)  the date you surrender your
                                              contract; or

                                         d.)  the date you choose to end this
                                              rider. You may end it by written
                                              request.

                                    Once this rider terminates, the charges for it will cease and the benefit will no longer be available.

RIDER SECTION 2.                    RIDER CHARGES

2.1 IS THERE A CHARGE FOR THIS      There is an annual charge for this rider.
    RIDER?                          The annual charge is determined by
                                    multiplying the annual percentage charge
                                    (shown on the contract data page) by the average monthly contract value for the prior year. The average monthly contract value is equal to the sum of each monthly contract value (the contract value as of the same day of the month as the contract issue date) divided by the number of months.

                                    During the accumulation period, this charge will be deducted pro-rata from your contract value on each contract anniversary. This charge will also be deducted upon full surrender of the contract, payment of death proceeds or selection of a payout option, if not on a contract anniversary. The charge for a partial year will be in proportion to the number of days since the prior contract anniversary.

RIDER SECTION 3.                    DEATH BENEFIT PROCEEDS

3.1 WHAT AMOUNT WILL BE PAID AS     The amount that will be paid under this
    DEATH BENEFIT PROCEEDS DURING   contract as death benefit proceeds is equal
    THE ACCUMULATION PERIOD?        to the greater of:

                                         a.)  the death benefit proceeds
                                              provided by the contract to which
                                              this rider is attached;

                                         b.)  the death benefit proceeds
                                              provided by any other rider
                                              attached to the contract; or

                                         c.)  the 3% annual guarantee death
                                              benefit described in Rider Section
                                              4 as of the date due proof of
                                              death is received.
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                                    The death benefit proceeds described above
                                    will be reduced by any applicable premium expense charges not previously deducted.

RIDER SECTION 4.                    3% ANNUAL GUARANTEE DEATH BENEFIT

4.1 HOW DO WE DETERMINE THE 3%      On the contract issue date, the 3% annual
    ANNUAL GUARANTEE DEATH          guarantee value is equal to your initial
    BENEFIT?                        purchase payment.

                                    After the contract issue date, the 3% annual guarantee value on each contract anniversary will be equal to the lesser of a.) or b.) as follows:

                                         a.)  The sum of all net purchase
                                              payments received, minus an
                                              adjustment for each partial
                                              withdrawal as described below,
                                              plus interest compounded daily at
                                              a rate equal to 3% per year; or

                                         b.)  200% of all net purchase payments
                                              received.

                                         The adjustment for each partial
                                         withdrawal is equal to (1) divided by
                                         (2), with the result multiplied by (3),
                                         where:

                                              (1) = the partial withdrawal
                                                    amount;

                                              (2) = the contract value
                                                    immediately prior to the
                                                    partial withdrawal; and

                                              (3) = the 3% annual guarantee
                                                    death benefit immediately
                                                    prior to the partial
                                                    withdrawal, less any
                                                    adjustments for prior
                                                    partial withdrawals.
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CUNA Mutual Insurance Society
   A Mutual Insurance Company


/s/ Jeff Post
President